                                                            EXHIBIT 99.(a)(1)(A)


                             DIGIMARC CORPORATION

 OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK UNDER THE
  DIGIMARC CORPORATION 1999 STOCK INCENTIVE PLAN AND THE DIGIMARC CORPORATION 2000 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN THAT HAVE AN EXERCISE PRICE OF $20.00 PER SHARE OR MORE AND ARE HELD BY OPTION HOLDERS WHO HAVE NOT RECEIVED
OPTIONS AFTER AUGUST 14, 2000 FOR NEW OPTIONS TO BE GRANTED UNDER THE DIGIMARC
 CORPORATION 1999 STOCK INCENTIVE PLAN AND THE DIGIMARC CORPORATION 2000 NON-
                     OFFICER EMPLOYEE STOCK INCENTIVE PLAN


       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., OREGON TIME,
                ON MARCH 16, 2001 UNLESS THE OFFER IS EXTENDED.


   Digimarc Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Digimarc Corporation 1999 stock incentive plan and the Digimarc Corporation 2000 non-officer employee stock incentive plan (collectively, the "stock incentive plans") that have an exercise price of $20.00 per share or more (the "eligible options") and are held by option holders who have not received options after August 14, 2000 for new options we will grant under the stock incentive plans. We have been informed by our officers and directors that they do not intend to tender any of their eligible options in the offer. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options during the 30-day period from and after the first business day which is at least six months and two days after the date we cancel the eligible options accepted for exchange. You may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements. All tendered eligible options accepted by us pursuant to the offer will be cancelled.

   The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions that we describe in section 6 of this offer to exchange.

   If you tender eligible options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the stock incentive plans, depending on which plan the eligible options tendered were granted under and applicable laws and regulations, and a new option agreement with you. The exercise price per share of the new options will be equal to the fair market value of our common stock on the day of the grant of the new options. The new options will vest daily in equal amounts over a three-year period beginning on the grant date of the new options.

   ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS. WE HAVE BEEN INFORMED BY OUR OFFICERS AND DIRECTORS THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR ELIGIBLE OPTIONS IN THE OFFER.

   Shares of our common stock are quoted on the Nasdaq National Market under the symbol "DMRC." On February 13, 2001, the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market was $13.125 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

   THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to Jeanne Biermann, Stock Plan Administrator, Digimarc Corporation, 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062.

                                   IMPORTANT

   If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Digimarc Corporation, 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062, Attn: Jeanne Biermann.

   We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   i

 INTRODUCTION............................................................   1

 THE OFFER...............................................................   2

  1. NUMBER OF OPTIONS; EXPIRATION DATE.................................    2

  2. PURPOSE OF THE OFFER...............................................    3

  3. PROCEDURES FOR TENDERING OPTIONS...................................    4

  4. WITHDRAWAL RIGHTS..................................................    5

  5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.....    5

  6. CONDITIONS OF THE OFFER............................................    6

  7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.................    7

  8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS...........    7

  9. INFORMATION CONCERNING DIGIMARC....................................   11

 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
     CONCERNING THE OPTIONS.............................................   12

 11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
     CONSEQUENCES OF THE OFFER..........................................   13

 12. LEGAL MATTERS; REGULATORY APPROVALS................................   14

 13. MATERIAL FEDERAL INCOME TAX CONSEQUENCES...........................   14

 14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.........................   15

 15. FEES AND EXPENSES..................................................   16

 16. ADDITIONAL INFORMATION.............................................   16

 17. MISCELLANEOUS......................................................   17

 SCHEDULE A   Information Concerning the Directors and
              Executive Officers of Digimarc Corporation.................  18

                              SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

 . We are offering to exchange all stock options having an exercise price of $20.00 per share or more, that are outstanding under our 1999 stock incentive plan and our 2000 non-officer employee stock incentive plan, or collectively, our stock incentive plans, and which are held by option holders who have not received options after August 14, 2000 for new options under our stock incentive plans. We refer to these options in this offer to exchange as the "eligible options." (Page 2)

WHY ARE WE MAKING THE OFFER?

 . One of the keys to our continued growth and success is the retention of our most valuable asset, our employees and consultants. The offer provides an opportunity for us to offer these employees and consultants a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees and consultants with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and consultants and thereby maximize stockholder value. (Page 3)

WHAT ARE THE CONDITIONS TO THE OFFER?

 . The offer is not conditioned upon a minimum number of eligible options being tendered. The conditions are described in Section 6. (Page 6)

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

 . The offer is available to option holders who hold options that have an exercise price of $20.00 per share or more and who have not received options after August 14, 2000. We have been informed by our officers and directors, however, that they do not intend to tender any of their eligible options in the offer. As of February 13, 2001, options to purchase
   828,060 shares of our common stock had been granted under our stock incentive plans with an exercise price of $20.00 per share or more and were held by non-officer employees or consultants who had not received options after August 14, 2000. (Page 2)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

 . In general, to receive a grant of new options under the offer and under the terms of our stock incentive plans, you must remain an employee or consultant (whichever you are now) of our company on the date we grant the new options. As discussed below, subject to the terms of this offer, we will grant the new options during the 30-day period beginning on the first business day which is at least six months and two days after the date we cancel the eligible options accepted for exchange. If, for any reason, you do not remain an employee or consultant of our company through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. In addition, if you are performing substantially different services for us on the date the new options are granted, we may grant you a different number of options or no new options at all. (Page 5)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

 . Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the eligible options you tender. Eligible options granted under our 1999 stock incentive plan and exchanged for new options will be replaced with options granted under our 1999 stock incentive plan, unless prevented by law or applicable regulations. Eligible options granted under our 2000 non-officer employee stock incentive plan and exchanged for new options will be replaced with options granted under our 2000 non-officer employee stock incentive plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us, which will be in substantially the same form as the option agreement or agreements for your current eligible options except for the vesting schedule and the exercise price, as explained more fully below. You must execute the new option agreement prior to receiving new options. (Page 5)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

 . We will not grant the new options until sometime during the 30-day period from and after the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our board of directors will select the actual grant date for the new options. If we cancel tendered options on March 16, 2001, which is the scheduled expiration date of the offer, the new options will not be granted until sometime during the 30-day period from and after September 18, 2001. (Page 5)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

 . If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the eligible options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and two days, we believe we will not have to record a compensation expense. (Page 13)

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

 . If we accept eligible options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 5)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

 . Yes. Once we have accepted eligible options tendered by you, your eligible options will be cancelled and you will no longer have any rights under those options. (Page 5)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

 . The exercise price of the new options will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the day we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender is at least $20.00 per share. This price is significantly higher than the current market price of our common stock, which was $13.125 per share on February 13, 2001. However, because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options. (Page 5)

WHEN WILL THE NEW OPTIONS VEST?

 .  The new options will vest daily in equal amounts over a three-year period.
   However, the three-year vesting schedule of the new options will not begin until the grant date of those options. Therefore, even if the eligible options you tender are vested, none of the new options you receive will be vested and the new options will be subject to a new three-year vesting period. (Page 9)

DOES THE COMMENCEMENT OF A NEW VESTING PERIOD UNDER THE NEW OPTIONS MEAN THAT YOU WOULD HAVE TO WAIT A LONGER PERIOD BEFORE YOU CAN PURCHASE COMMON STOCK UNDER YOUR OPTIONS?

 . Yes. Because any new options you receive will not be vested, you will lose the benefits of any vesting under eligible options you tender in the offer. As described above, no portion of the new options we grant will be immediately vested, even if the eligible options you tender for exchange are fully or partially vested. The three-year vesting schedule of the new options will not begin until the grant date of those options. Because the new options will not begin vesting until the grant date, which is at least six months and two days after the date we cancel tendered options, you will not be able to purchase our common stock upon exercise of any of the new options until at least six months and two days after the cancellation date. (Page 8)

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

 . It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

   We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees and consultants who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (Page 3)

ARE THERE OTHER CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

 . Yes. Even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but if it is applicable throughout the 30-day period from and after the first business day that is at least six months and two days after we cancel the eligible options accepted for exchange, you will not be granted a new option.

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

 . Yes. We are not accepting partial tenders of eligible options. Accordingly, you may tender one or more of your eligible option grants, but you may only tender all of the shares subject to that eligible option or none of those shares. For example, if you hold an option to purchase 5,000 shares of our common stock at an exercise price of $25.00 per share and an option to purchase 2,000 shares of our common stock at $40.00 per share, you may tender none of your eligible options, options with respect to all 5,000 shares under the first option grant, options with respect to all 2,000 shares under the second option grant or all options under both option grants. You may not tender options with respect to all 3,000 shares (or any other partial amount) under the first option grant. (Page 5)

WHAT HAPPENS TO ELIGIBLE OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

 . Nothing. Eligible options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR ELIGIBLE OPTIONS IN THE OFFER?

 . If you exchange your current eligible options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 14)

IF YOUR CURRENT ELIGIBLE OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

 . If your current eligible options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. If the exercise price of your new options is equal to or less than the exercise price of the eligible options you tender, the new options may qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If the new options have a higher exercise price than some or all of your current eligible options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, or if the vesting of the new options overlaps with other grants of incentive stock options, a portion of the new options may exceed the limits for incentive stock options and will have to be granted as non-qualified stock options. (Page 14)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

 . The offer expires on March 16, 2001, at 9:00 p.m., Oregon time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Oregon time, on the next business day following the previously scheduled expiration of the offer period. (Page 15)

HOW DO YOU TENDER YOUR ELIGIBLE OPTIONS?

 . If you decide to tender your eligible options, you must deliver, before 9:00 p.m., Oregon time, on March 16, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Digimarc Corporation, 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062, Attn: Jeanne Biermann. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 4)

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

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

 . You may withdraw your tendered options at any time before the offer expires at 9:00 p.m., Oregon time, on March 16, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your tendered options by April 13, 2001, you may withdraw your tendered options at any time after April 13, 2001. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 5)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

 . Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether or not to tender eligible options. We have been informed by our executive officers and directors that they do not intend to tender any of their eligible options in the offer.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

 .  For additional information or assistance, you should contact:

  Jeanne Biermann
  Stock Plan Administrator
  Digimarc Corporation
  19801 S.W. 72nd Avenue, Suite 100
  Tualatin, Oregon 97062
   (503) 885-9699

                                 INTRODUCTION

   Digimarc Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the Digimarc Corporation 1999 stock incentive plan and the Digimarc Corporation 2000 non-officer employee stock incentive plan, or collectively, our stock incentive plans, that have an exercise price of $20.00 per share or more (the "eligible options") and are held by option holders who have not received options after August 14, 2000, for new options we will grant under our stock incentive plans. We have been informed by our officers and directors that they do not intend to tender any of their eligible options in the offer. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted for exchange. We will not grant the new options until the 30-day period beginning on the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our board of directors will select the actual grant date for the new options. We are not accepting partial tenders of eligible options. Accordingly, you may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements.

   The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions which we describe in section 6 of this offer to exchange.

   If you tender eligible options granted under our 1999 stock incentive plan for exchange, subject to the terms of this offer you will be granted new options under our 1999 incentive plan, unless prevented by law or applicable regulations. If you tender eligible options granted under our 2000 non-officer employee stock incentive plan, subject to the terms of this offer you will be granted new options under our 2000 non-officer employee stock incentive plan, unless prevented by law or applicable regulations. A new option agreement will be entered into between us and you. The exercise price of the new options will be equal to the last sale price during regular trading hours of our common stock on the Nasdaq National Market the day of the grant of the new options. The new options will vest daily in equal amounts over a three-year period beginning on the grant date of the new options.

   As of February 13, 2001, options to purchase 2,855,204 shares of our common stock were issued and outstanding under our 1999 stock incentive plan and options to purchase 262,456 shares of our common stock were issued and outstanding under our 2000 non-officer employee stock incentive plan. Of these options, options to purchase 828,060 shares of our common stock had an exercise price of $20.00 per share or more and were held by non-officer employees or consultants who had not received options after August 14, 2000. The shares of common stock issuable upon exercise of eligible options we are offering to exchange represent approximately 26.6% of the total shares of common stock issuable upon exercise of all options outstanding under our stock incentive plans as of February 13, 2001.

   All eligible options accepted by us pursuant to the offer will be canceled.

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

   Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under our stock incentive plans all eligible outstanding options under those stock incentive plans that are properly tendered and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price of $20.00 per share or more and are held by option holders who have not received options after August 14, 2000. We have been informed by our officers and directors that they do not intend to tender any of their eligible options in the offer. We will not accept partial tenders of your eligible options. Therefore, you may tender eligible options for all or none of the shares subject to each of your eligible option agreements.

   If your eligible options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the eligible options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1999 incentive plan or our 2000 non-officer employee stock incentive plan, depending on which plan the eligible options tendered were granted under and applicable laws and regulations, and to a new option agreement between us and you. If, for any reason, you do not remain an employee or consultant of our company (whichever you are now) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. In addition, if you are performing substantially different services for us on the date the new options are granted, we may grant you a different number of options or no new options at all. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

   The term "expiration date" means 9:00 p.m., Oregon time, on March 16, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

   If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  (a) we increase or decrease the amount of consideration offered for the eligible options;

  (b) we decrease the number of options eligible to be tendered in the offer;
      or

  (c) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

   If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

   We will also notify you of any other material change in the information contained in this offer to exchange.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

2. PURPOSE OF THE OFFER.

   We issued the options outstanding under our stock incentive plans to:

  . provide our employees and consultants an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

  .  encourage our employees to continue their employment with us.

   One of the keys to our continued growth and success is the retention of our most valuable asset, our employees and consultants. The offer provides an opportunity for us to offer these employees and consultants a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees and consultants with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and consultants and thereby maximize stockholder value. Because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

   From time to time we engage in strategic transactions with business partners, customers and other third parties. For instance, we recently entered into transactions with Macrovision Corporation and Royal Philips Electronics whereby each of these entities purchased blocks of our stock and obtained certain rights, including the right to select a person to be nominated to our board of directors. In connection with the latter transaction, we also agreed to form a joint venture with Philips to create new products using our technologies.

   We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly effect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the new options, our stock price could increase (or decrease), and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. As is outlined in section 8, the exercise price of any new options granted to you in return for your tendered options will be at the fair market value of our common stock on the date of that grant. You will be at risk of any such increase in our stock price during the period prior to the grant date of the new options for these or any other reasons.

   We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees and consultants who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

   Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company;

  (b) any purchase, sale or transfer of a material amount of our assets;

  (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

  (e) any other material change in our corporate structure or business;

  (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

  (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

  (i) the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

  (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

   Neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your eligible options for exchange.

3. PROCEDURES FOR TENDERING OPTIONS.

   Proper Tender of Options. To validly tender your eligible options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062, Attn: Jeanne Biermann, before the expiration date.

   THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce the offer period.

   Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR ELIGIBLE OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

   Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

   You may only withdraw your tendered options in accordance with the provisions of this section 4.

   You may withdraw your tendered options at any time before 9:00 p.m., Oregon time, on March 16, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, eastern time, on April 13, 2001, you may withdraw your tendered options at any time after April 13, 2001.

   To validly withdraw tendered options, an option holder must deliver to us at the address set forth in section 3 above a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

   Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance and you will be granted new options at some time within the 30-day period from and after the first business day that is at least six months and two days after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this offer, if your eligible options are properly tendered and accepted for exchange on March 16, 2001, the scheduled expiration date of the offer, you will be granted new options at some time during the 30-day period from and after September 18, 2001. If we accept and cancel options properly tendered for exchange after March 16, 2001, the 30-day period in which the new options will be granted will be similarly delayed.

   If we accept options you tender in the offer, we may defer until the 30-day period following the first business day that is at least six months and two days after we cancel the eligible options accepted for exchange any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of the board of directors and subject to compliance with law and market prices prevailing at the time of the grants. Any such actual grants of these other options will therefore be made when, as and if declared by the board of directors.

   Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the eligible options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee or consultant of our company (whichever you are now) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. In addition, if you are performing substantially different services for us on the date the new options are granted, we may grant you a different number of options or no new options at all.

   We will not accept partial tenders of your eligible option grants. Accordingly, you may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements.

   For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to Jeanne Biermann, our Stock Plan Administrator, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and cancelled, and, subject to the terms and conditions of this offer, the corresponding number of shares that will be subject to the new options and the 30-day period during which the new options should be granted.

6. CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 16, 2001, and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

    (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

    (3) materially impair the contemplated benefits of the offer to us; or

    (4) materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

     (c) there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     (e) any change or changes shall have occurred in our business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair the contemplated benefits of the offer to us; or

     (f) any of our executive officers or directors shall have tendered any of their eligible options pursuant to the offer.

   The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

   Our common stock is quoted on the Nasdaq National Market under the symbol "DMRC." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                                   HIGH   LOW
                                                                  ------ ------
   January 1, 2001 through February 13, 2001..................... $16.28 $11.00
   Quarter ended December 31, 2000...............................  19.44  11.75
   Quarter ended September 30, 2000..............................  38.50  11.00
   Quarter ended June 30, 2000...................................  48.63  21.00
   Quarter ended March 31, 2000..................................  75.75  40.50
   December 1, 1999 through December 31, 1999....................  88.00  42.00

   Our common stock first became available for trading on the Nasdaq National Market on December 1, 1999. As of February 13, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $13.125 per share.

   WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

   Consideration. We will issue new options to purchase common stock under our stock incentive plans, depending on which plan the eligible options tendered were granted under and applicable laws and regulations, in exchange for the outstanding eligible options properly tendered and accepted for exchange by us which will be cancelled. The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted by us for exchange, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options from non-executive employees and consultants, subject to the terms and conditions of this offer we will grant new options to purchase a total of 828,060 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 5.04% of the total shares of our common stock outstanding as of February 13, 2001.

   Terms of New Options. The new options will be granted under our 1999 stock incentive plan or our 2000 non-officer stock incentive plan, depending on which plan the options tendered were granted under and applicable laws and regulations. A new option agreement will be entered into between us and each option holder who has tendered options in the offer for every new option granted. Except with respect to the exercise price, the vesting schedule and the vesting commencement date and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. Because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of the eligible options, including as a result of a significant corporate event. The following description summarizes the material terms of our stock incentive plans and the options granted under them.

   General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under our 1999 stock incentive plan and our 2000 non-officer employee stock incentive plan is currently 4,487,354 and 275,000, respectively. Our 1999 stock incentive plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and our 1999 stock incentive plan and our 2000 non-officer employee stock incentive plan permit the granting of options that do not qualify as incentive stock options, or non-qualified stock options.

   Administration. Our stock incentive plans are administered by the compensation committee of our board of directors. The compensation committee is composed of no fewer than two directors who are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are appointed by the board to serve for such terms as the board may determine by resolution. The board may remove any member of the compensation committee or reconstitute the compensation committee with other directors, subject to the requirements of Rule 16b-3.

   Term. The term of each option will be fixed by the compensation committee and may not exceed ten years from the grant date. The new options to be granted pursuant to the offer will have a term of ten years from the grant date.

   Termination. Options issued under our stock incentive plans generally will expire ten years after the grant date. Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within three (3) months following such termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, whether or not the option was exercisable immediately before such termination. This right to exercise options will extend to the earlier of the expiration of the option term or one year after the date of the termination of your employment by reason of permanent and total disability or death.

   The termination of your option under the circumstances specified in this section will result in the termination of your interests in our stock incentive plans. In addition, your option may terminate, together with our stock incentive plans and all other outstanding options issued to other employees, following the occurrence of certain "corporate transaction" events, as described below.

   Exercise Price. The exercise price of each option will be determined by the compensation committee, but in the case of an incentive stock option may not be less than the greater of the par value or 100% of the fair market value of a share of our common stock on the grant date and in the case of a non-qualified stock option may not be less than 50% of the fair market value of a share of our common stock on the date of the grant. A non-qualified stock option is an option that is not qualified to be an incentive stock option under current tax laws. For some 10% stockholders, the exercise price of an incentive stock option may not be less than the greater of the par value or 110% of the fair market value on the date the option is granted. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the grant date.

   Vesting and Exercise. In general, the compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after death, disability or termination of employment during which options may be exercised.

   The new options granted pursuant to the offer will vest daily in equal amounts over a three-year period beginning on the grant date of the new options. Assuming the date we cancel the options accepted for exchange is March 16, 2001, which is the scheduled expiration date of the offer, and you are granted new options on September 18, 2001, your right to exercise the new options will vest 1/1,096 each day from and after September 18, 2001.

   Payment of Exercise Price. You may exercise your options, in whole or in part, by delivery of a written notice to us on any business day at the address listed on your exercise notice, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price generally are the following:

  .  delivery of cash or a certified check payable to us;

  . tender to us of shares of our common stock, which, if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price; or

  .  a combination of the foregoing methods.

   In addition, if your option agreement so provides, you may make payment of the exercise price by having the certificates for the shares for which your option is being exercised delivered to a licensed broker acceptable to the compensation committee. The notice should provide that, once the stock certificates are delivered to the licensed broker, the broker will deliver to us cash or a check payable and acceptable to us equal to the sum of the exercise price for the shares purchased pursuant to the exercise of your option and any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option.

   Corporate Transaction. In the event of a "corporate transaction," if your option is not assumed by or replaced with new options or a cash incentive program of the successor corporation, your option will automatically become fully vested and exercisable immediately prior to the date of such corporate transaction. Upon the consummation of a corporate transaction in which your option is not assumed or replaced by the successor corporation, your option will terminate. A "corporate transaction" event means any of the following events:

  . a merger or consolidation in which we are not the surviving entity (except for a transaction the principal purpose of which is to change the state in which we are incorporated);

  . the sale, transfer or other disposition of all or substantially all of our assets in connection with our liquidation or dissolution;

  . any reverse merger in which we are the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to persons different from those who held such securities immediately prior to such merger; or

  . acquisition by any person (other than by us or an employee benefit plan sponsored by us) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the our outstanding securities, but excluding any such transaction that the plan administrator determines shall not be treated as a corporate transaction.

   Termination of Employment. If, for any reason, you are not an employee or consultant of our company from the date you tender eligible options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

   Transferability of Options. New options, whether incentive stock options or non-qualified stock options, may not be transferred. During your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

   Except with the consent of our board of directors or the compensation committee, no consideration may be paid for any transfer of options under our stock incentive plans. If an option is transferred for consideration with the consent of the board or the compensation committee, the shares issuable upon exercise of the option will not have been registered under the Securities Act and will be subject to restrictions on transferability under eligible securities laws. Following a transfer, all options will continue to be subject to the same terms and conditions that were eligible to the options immediately before the transfer.

   Registration of Option Shares. 3,000,000 shares of common stock issuable upon exercise of options under our 1999 stock incentive plan and 275,000 shares of common stock issuable upon exercise of options under our 2000 non-officer employee stock incentive plan have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. 1,476,400 shares of common stock issuable upon exercise of options under our 1999 stock incentive plan have not been registered under the Securities Act. Those 1,476,400 shares of common stock issuable upon exercise of options under our 1999 stock incentive plan will be registered under the Securities Act on a registration statement on Form S-8 as soon as practicable. All the shares of common stock issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

   Federal Income Tax Consequences of Incentive Stock Options. Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our stock incentive plans. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules eligible to non-qualified stock options.

   If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

   Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

   If you pay the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if you acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that had expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

   Federal Income Tax Consequences of Non-Qualified Stock Options. Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

   An option holder who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be eligible for inclusion in the option holder's estate for estate tax purposes.

   If you tender shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

   Our statements in this offer to exchange concerning our 1999 stock incentive plan and our 2000 non-officer employee stock incentive plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our stock incentive plans and the forms of option agreement under these stock incentive plans. Please contact us at 19801 S.W. 72nd Ave., Suite 100, Tualatin, Oregon 97062 (telephone: (503) 885-9699), to receive a copy of any of our stock incentive plans and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9. INFORMATION CONCERNING DIGIMARC.

   We are a leading provider of patented digital watermarking technologies that allow imperceptible digital code to be embedded in the printed or digital versions of media content, such as commercial and consumer photographs, movies, music, magazine advertisements, catalogs, product packages and valuable documents like financial instruments, passports and event tickets. In addition to a code that can be embedded within various types of media content, our technologies include reader software that, as a resident application on PCs and other devices, enables the recognition of embedded codes. We believe our technologies have many potential applications. We are developing products and services to address what we believe are our two largest near-term market opportunities-the deterrence of digital counterfeiting and piracy, and the enhancement of Internet access and navigation. In addition, we continue to pursue commercial applications in audio and video digital watermarking.

   We were incorporated in Delaware. Our principal executive offices are located at 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062, and our telephone number at that address is (503) 885-9699.

   The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 1999, our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000, and September 30, 2000 are incorporated herein by reference. See "Additional Information" beginning on page 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

   A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of February 13, 2001, our executive officers and non-employee directors as a group beneficially owned options outstanding under our 1999 stock incentive plan to purchase a total of 1,503,000 shares of our common stock, which represented approximately 54% of the shares subject to all options outstanding under that plan as of that date. We have been informed by our officers and directors that they do not intend to tender any of their eligible options in the offer.

   On December 21, 2000, we granted an option to purchase 250,000 shares of our common stock under our 1999 stock incentive plan to Bruce Davis, our President, Chief Executive Officer and a member of our Board of Directors. The exercise price of these options is $14.125 per share, the fair market value of our common stock on the grant date. On December 8, 2000, Mr. Davis sold 4,000 shares of our common stock at a price of $16.3125 per share. On January 2, 2001, Mr. Davis exercised an option to purchase 12,000 shares of our common stock at an exercise price of $0.50 per share. On January 22, 2001, Mr. Davis sold 6,000 shares of our common stock at a price of $12.1875 per share. On January 30, 2001, Mr. Davis sold 6,000 shares of our common stock at a price of $12.3750 per share. On February 1, 2001, Mr. Davis sold 3,000 shares of our common stock at a price of $14.3125 per share. On February 9, 2001, Mr. Davis sold 3,000 shares of our common stock at a price of $12.3125 per share.

   On December 21, 2000, we granted options to purchase 68,000 shares of our common stock under our 1999 stock incentive plan to J. Scott Carr, our Vice President and General Manager, Secure Documents. The exercise price of these options is $14.125 per share, the fair market value of our common stock on the grant date. On December 12, 2000, Mr. Carr exercised an option to purchase 3,000 shares of our common stock at an exercise price of $0.50 per share and sold 6,000 shares of our common stock at $16 per share. On December 13, 2000, Mr. Carr sold 2,000 shares of our common stock at $16.4375 per share. On December 14, 2000, Mr. Carr exercised an option to purchase 1,000 shares of our common stock at an exercise price of $0.50 per share and sold
(a) 1,000 shares of our common stock at $16.1875 per share and (b) 5,000 shares of our common stock at $16.3238 per share. On December 15, 2000, Mr. Carr exercised an option to purchase 2,000 shares of our common stock at an exercise price of $0.50 per share and sold 7,000 shares of our common stock at $15.25 per share.

   On December 21, 2000, we granted an option to purchase 63,000 shares of our common stock under our 1999 stock incentive plan to Indraneel Paul, our Vice President and General Manager, MediaBridge. The exercise price of these options is $14.125 per share, the fair market value of our common stock on the grant date.

   On December 21, 2000, we granted an option to purchase 63,000 shares of our common stock under our 1999 stock incentive plan to E.K. Ranjit, our Chief Financial Officer and Secretary. The exercise price of these options is $14.125 per share, the fair market value of our common stock on the grant date.

   On December 21, 2000, we granted an option to purchase 124,500 shares of our common stock under our 1999 stock incentive plan to Geoffrey Rhoads, our Chief Technology Officer and a member of our Board of Directors. The exercise price of these options is $14.125 per share, the fair market value of our common stock on the grant date. On December 8, 2000, Mr. Rhoads sold 4,000 shares of our common stock at $16.3125 per share. On January 24, 2001, Mr. Rhoads sold 6,000 shares of our common stock at $11.50 per share. On
January 30, 2001, Mr. Rhoads sold 6,000 shares of our common stock at $12.375 per share. On January 24, 2001, Mr. Rhoads gifted 5,400 shares of our common stock to some of his family members. On January 23, 2001, Mr. Rhoads gifted 12,222 shares of our common stock to the Myra Camille Holland Charitable Foundation. Mr. Rhoads and his spouse are the trustees of this foundation. On February 1, 2001, Mr. Rhoads sold 3,000 shares of our common stock at a price of $14.3125 per share. On February 9, 2000, Mr. Rhoads sold 3,000 shares of our common stock at a price of $12.3175 per share.

   On December 21, 2000, we granted an option to purchase 86,000 shares of our common stock under our 1999 Stock Incentive Plan to Reed Stager, our Vice President and General Manager of MediaCommerce. The exercise price of these options is $14.125 per share, the fair market value of our common stock on the grant date.

   Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the 60 days prior to February 14, 2001 by us or, to our knowledge, by any executive officer, director or affiliate of our company.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

   Eligible options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those eligible options will be returned to the pool of shares available for grants of new options under our 1999 stock incentive plan or our 2000 non-officer employee stock incentive plan, depending on which plan the options tendered were granted under and applicable laws and regulations. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

   We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  . we will not grant any new options until a business day that is at least six months and two days after the date that we accept and cancel options tendered for exchange; and

  . the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

   We may incur compensation expense, however, if we grant any options having an exercise price less than $20.00 per share to any tendering option holder before the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12. LEGAL MATTERS; REGULATORY APPROVALS.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in section 6.

   If we are prohibited by applicable laws or regulations from granting new options during the 30-day period from and after 6 months and 1 day from the date that we cancel the eligible options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

13. MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

   The following is a general summary of the material federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

   The option holders who exchange outstanding eligible options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

   At the grant date of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

   If an option holder tenders incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. If the exercise price of the new options is equal to or less than the exercise price of the options tendered, the new options should qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If an option holder's new options have a higher exercise price than some or all of such option holder's current options, or if additional incentive stock options are granted after an option holder tenders options for exchange but before the new options are granted, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, or if the vesting of the new options overlaps with other grants of incentive stock options, a portion of the new options may exceed the limits for incentive stock options and will have to be granted a non-qualified stock option.

   WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

   We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

   We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders or making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

   Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Oregon time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

   If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  (a) we increase or decrease the amount of consideration offered for the eligible options;

  (b) we decrease the number of options eligible to be tendered in the offer;
      or

  (c) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

   If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

15. FEES AND EXPENSES.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

16. ADDITIONAL INFORMATION.

   We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

  1. our annual report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on March 28, 2000;

  2. our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2000, filed with the SEC on May 12, 2000;

  3. our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2000, filed with the SEC on August 14, 2000;

  4. our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2000, filed with the SEC on November 14, 2000; and

  5. the description of our common stock included in our registration statement on Form S-1, which was filed with the SEC on September 21, 1999, as amended through December 1, 1999, including any amendments or reports we file for the purpose of updating that description.

   These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

     450 Fifth Street, N.W.    7 World Trade Center   500 West Madison Street
           Room 1024                Suite 1300              Suite 1400
     Washington, D.C. 20549  New York, New York 10048 Chicago, Illinois 60661

   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

   Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "DMRC," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

   We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                             Digimarc Corporation
                          Attention: Jeanne Biermann
                       19801 S.W. 72nd Avenue, Suite 100
                            Tualatin, Oregon 97062

or by telephoning us at (503) 885-9699 between the hours of 9:00 a.m. and 5:00 p.m., Oregon time.

   As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

   The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

   This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on March 28, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include dependence on new product development, rapid technological and market change and risks related to future growth and rapid expansion. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Digimarc Corporation February 16, 2001

                                  SCHEDULE A

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF DIGIMARC CORPORATION

   The directors and executive officers of Digimarc Corporation and their positions and offices as of February 16, 2001, are set forth in the following table:

NAME                                    POSITION AND OFFICES HELD
----                                    -------------------------
Bruce Davis............... President, Chief Executive Officer and Director

Geoffrey Rhoads........... Chief Technology Officer and Director

E.K. Ranjit............... Chief Financial Officer and Secretary

J. Scott Carr............. Vice President and General Manager, Secure Documents

Indraneel Paul............ Vice President and General Manager, MediaBridge

Reed Stager............... Vice President and General Manager, MediaCommerce

Philip J. Monego, Sr. .... Chairman of the Board

Brian J. Grossi........... Director

John Taysom............... Director

William A. Krepick........ Director

Alty van Luijt............ Director

Peter Smith............... Director

   The address of each director and executive officer is: c/o Digimarc Corporation, 19801 S.W. 72nd Avenue, Suite 100, Tualatin, Oregon 97062.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER THE DIGIMARC CORPORATION 1999
  STOCK INCENTIVE PLAN AND THE DIGIMARC CORPORATION 2000 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN TO PURCHASE COMMON STOCK THAT HAVE AN EXERCISE PRICE OF
 $20.00 PER SHARE OR MORE AND ARE HELD BY OPTION HOLDERS WHO HAVE NOT RECEIVED
  OPTIONS AFTER AUGUST 14, 2000 FOR NEW OPTIONS UNDER THE DIGIMARC CORPORATION
    1999 STOCK INCENTIVE PLAN AND THE DIGIMARC CORPORATION 2000 NON-OFFICER
                         EMPLOYEE STOCK INCENTIVE PLAN

                               ----------------

   Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Digimarc Corporation, 19801 S.W. 72nd Ave., Suite 100, Tualatin, Oregon, 97062 Attn:
Jeanne Biermann.

                               ----------------

                               February 16, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------